As of September 27, 2000

CL&P Receivables Corporation
107 Selden Street
Berlin, Connecticut 06037

               Re:  Fee Agreement

Ladies and Gentlemen:

This letter agreement will serve to confirm our respective understandings regarding certain of the fees to be paid pursuant to Section 2.05(a) of the Receivables Purchase and Sale Agreement, dated as of the date hereof, as amended (the "Receivables Purchase Agreement"), among The Connecticut Light and Power Company, a Connecticut corpo-ra-tion, as Collection Agent and Originator, CL&P Receivables Corporation, a Connecticut corporation, as Seller, Corporate Asset Funding Company, Inc., a Delaware corporation, Citibank, N.A., and Citicorp North America, Inc., a Delaware corporation, as Agent for the Purchasers and the Banks, as the same may be amended, modified or supple-mented from time to time. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Receivables Purchase Agreement.

The fees referred to in Section 2.05(a) of the Receivables Purchase Agreement are the following:

1. The Seller shall pay to the Agent a program fee (the "Program Fee") on the unpaid Capital outstanding from time to time at the per annum rate of 0.125 percent.

2. The Seller shall pay to the Agent a purchaser fee (the "Purchaser Fee") on the unpaid Capital outstanding from time to time at the per annum rate of 0.02 percent.

3. The Seller shall pay to the Agent a fee (the "Investor Investment Fee") for the account of the Conduit on the amount of the entire Purchase Limit (whether used or unused) at the per annum rate of 0.01 percent.

4. The Seller shall pay to the Agent a liquidity fee (the "Liquidity Fee") on the entire Purchase Limit (whether used or unused) at a per annum rate equal to the amount set forth below opposite the actual ratings for the Originator's long-term public senior unsecured debt from time to time:


Public Debt Rating
by
Standard and Poor's and Moody's          Fee
BBB-/Baa3 (or higher)                    0.20 percent
BB+/Ba1 (or below)                       0.325 percent


In the event that the Standard & Poor's and Moody's ratings do not correlate as shown above, the lower rating shall be used to determine the Liquidity Fee.



All fees are payable in arrears on each Settlement Date during the term of the Receivables Purchase Agreement until the later of the Facility Termination Date or the date on which the Capital and Yield of all Receivable Interests have been paid in full. The Seller shall pay such fees to the Agent by deposit of the appropriate amounts in a special account (account number 4063- 6695) maintained with Citibank at its address specified on the signature page to the Receivables Purchase Agreement.

This letter replaces the Fee Agreement between the parties dated as of September 30, 1997, as amended, and applies to fees accruing from and after the date hereof.


If the foregoing accurately reflects your under-standing, please sign and return the duplicate copy of this letter.

Very truly yours,

CITICORP NORTH AMERICA, INC.,
         as Agent

By:
Name:
Title:
    450 Mamaroneck Avenue
    Harrison, NY  10528
Attn:  Corporate Asset Funding
Facsimile No:  914-899-7890


Agreed and accepted as of the date first above written:

CL and P RECEIVABLES CORPORATION

By:
Name:
Title:
     107 Selden Street
     Berlin, Connecticut 06037
Attn:   Assistant Treasurer
Facsimile No:   (860) 665-5457